Exhibit 107
Calculation of Filing Fee Table

Form S-8

Neurocrine Biosciences, Inc.

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.001 par value per share, 2020 Equity Incentive Plan	Other(2)	6,600,000(3)	$100.965(2)	$666,369,000	0.00011020	$73,433.86
	Total Offering Amounts				—	$666,369,000	—	$73,433.86
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$73,433.86

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Neurocrine Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $100.965 per share of common stock, which represents the average of the high and low prices of the Registrant's common stock as reported on The Nasdaq Global Select Market on July 26, 2023.

(3) Represents 6,600,000 additional shares of Registrant’s common stock that were added to the shares authorized for issuance under the 2020 Plan on May 17, 2023 pursuant to approval of the stockholders at the 2023 Annual Meeting of Stockholders.